1:    [ILLEGIBLE]
Woods, Oviatt Gilman
3:    Rochester, New York


Sturman & Clarke LLP
		Tet. (716) 454-5370
	July 8, 1996	F~t7I6,42.~.:2o~,



Mr. Russell Sinacori
Ramsin Product Development, Inc.
2450 West Ridge Road
Suite 305
Rchester, New York 14626


Dear Russ:

	Enclosed is an originally executed License Agreement together with all attachments and schedules. Also enclosed is a copy of the Assignment of the patent from David E. Wright, Sr. to designWright, Inc. for your file.

	Good luck and give me a call to schedule a barbecue.

Very truly yours,


WOODS, OVIATT, CILMAN, STURMAN & CLARKE LIP



36:


Enclosures










LICENSE AGREEMENT


	This Agreement is entered into as of June 31, 1998, by and between designWright Products, Inc., a New York corporation with its principal office at 6145 Furnace Road, Ontario, New York 14519 (Licensor), and Ram-Sin Product Development, Inc., a New York corporation with its principal office at 2450 West Ridge Road, Suite 305, Rochester, New York 14626 (Licensee).

WITN ES S ET HI:

	WHEREAS, Licensor possesses certain intellectual property rights and is the sole owner of United States Letter Patent No. 5,674,423, dated October 7, 1997 for a heated mouse pad, and United States Letter Patent No. 5,686,005, dated November 11, 1997 for a heated computer pad:
and

	WI-IEREAS, Licensor is willing to grant, and Licensee desires to obtain, the exclusive rights to use such rights in accordance with the terms and conditions hereinafter set forth.

	NOW, THEREFORE, in consideration of the mutual covenants and agreements of Licensor and Licensee contained herein, the parties hereto agree as follows:

	I. Definitions

	1.1 "Gross Sales" means all income actually collected by Licensee from the sale of the Product and invoiced after the date hereof, but shall not include (i) any sublicense fees obtained by Licensee as set forth in Section 7 of this Agreement or (ii) any income collected by Licensee which is refunded to any purchaser due to any normal and customary returns of the Product.

	1.2 "Improvement" means any patentable or unpatentable advance or development
directly or indirectly related to the Patents,	-

	1.3 "Licensed Technology" means the Patents, the Product or any Improvernent

	1.4 "Patents"mean United States Letter Patent No. 5,674,423
for "Heated Mouse Pad," dated October 7, 1997 and filed on December 2, 1994 by Licerisor, and United States Letter Patent No. 5,686,005 for
 "Heated Computer
 Pad," dated November 11, 1997 and filed on November 17, 1995 by Licenser, and all continuations, divisions, extensions and reissues thereof.

	1.5 "Product" means the heated mouse pad and heated computer pad covered by the Patents, commonly referred to as "Heatwave."

	1.6 "Proprietary Information"means all information relating to, arising out of, incidental to, or in any way connected with this Agreement, whether or not of a technical or scientific nature and whether or not known or hereafter discovered by any party, including the Patents,


copyrights, trademarks, know-how, other technical information, business information,
J



-.,-







information set forth on Schedule 8.9 attached hereto as it relates to the sale of Licensed Technology or similar or competing products, the Product, information developed under this Agreement, and all information which Licensee receives from Licensor or otherwise learns or discovers while operating under this Agreement, which relates to Licensor's business or operations or is otherwise generally considered by Licensor to be confidential in nature; pro[illegible] however that Proprietary Infommtion shall not include any of the foregoing if it is or becomes generally available to the public without the wrongdoing of Licensee.

	2    License Grant

	2.1  Licensor hereby grants to Licensee a license
(the "License") under the Patents and any Improvements to develop, market and sell the Product. The License shall be exclusive, with the right to grant sublicenses.

	2.2 Licensor reserves the right to continue research and development relating to the Patents and any Improvements only and subject to the terms and conditions of this Agreement.

	2.3 Any improvement conceived of or developed by Licensee during the term of this Agreement shall belong to Licensor and shall be part of the Licensed Technology. Licensee shall promptly notifies Licensor of any such Improvement, and shall sign such applications, assignments and other instruments as Licensor may request to obtain, protect and perfect such intellectual property protection for the Improvement as Licensor deems appropriate.

	3.	Term of Agreement: Termination

	3.1	Unless earlier terminated as provided
herein, the term of the License shall comrrienee on the date hereof and shall terminate upon the expiration of the last of the Patents:
provided that Licensee meets the minimum sales requirements set forth in Section 4 of this Agreement.

	3.2	Licerisor shall have the right to terminate
 the License granted hereunder upon thirty (30) days written notice for Licensee's failure to observe any of its obligations hereunder, including, but not limited to, the obligations set forth in Sections 4, 5, 6, 7, 11. 13 and 14 hereof:
provided, however, that, if such failure is unintentional and curable, Licensor shall .gjve licensee written notice of such failure and at least a thirty (30) day period to cure any such failure.

	3.3	Upon termination or expiration of this
Agreement, except as set forth herein, all rights and licenses granted to Licensee hereunder (but not Licensee's obligations under Sections;
 3.4, 4.2, 7.3, 9 or 14 or Licensee's rights under Sections 3.4, 7.3 or 9 or Licensor's rights under Sections 3.4, 4.2, 7.3, 9 or 11 hereunder)
shall terminate and immediately revert to Licensor, and Licensee shall promptly cease (i) any use or practice of the Licensed Technology and
 (ii) any making, use or sale of the Products, except as is provided in
Section 3.4 below. Licensee shall, lit its own expense, return to Licensor any Proprietary Information disclosed to it by Licensor as soon as practicable after the date of such termination or expiration, including, but not limited to, original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies thereof, which have been received or derived by the receiving party. All Proprietary Information of Licensor shall remain the exclusive property of Licensor during the term of this Agreement and thereafter.
112:



-3


	3.4	The parties hereto agree that,
once this Agreement is terminated or expires, Licensee shall have the right after such date of termination or expiration, to manufacture, assemble, sell, distribute, service, install, use, lease, test any and all Products whose manufacture or assembly commenced on or prior to such date of termination or expiration, until such time as Licensee has sold all such Products, in accordance with the terms and conditions of this Agreement in effect immediately prior to such termination or expiration.

	3.5	In the event of termination
of this Agreement as set forth in Section 3.2 above, Licensor shall have the right to enforce a termination of this Agreement in any court of competent jurisdiction, and to seek injunctive relief as well as damages for any breach or alleged breach hereof (including reasonably incurred attorneys' fees and expenses in bringing such an action), it being recognized that the wrongful use of the Licensed Technology by Licensee will result in harm to Licensor that is not compensable in monetary damages.

	4.	Due Dillegence  Minimum Sales

	4.1	Licensee shall use its best efforts
to bring the Product to market through a thorough, vigorous and diligent program for exploitation of the Patents and to continue active, diligent marketing efforts for the Product throughout the life of this Agreement.

	4.2	In selling the Product, Licensee must
meet the following minimum sales requirements: During the period commencing on the date hereof and ending on December 31, 1999, Licensee must have Gross Sales of the Product of at least $335,000.
During the calendar year 2000, Licensee must have Gross Sales of the Product of at least $500,000. In each subsequent calendar year
 (or part thereof) during of the term of this Agreement, Licensee must have Gross Sales of the Product of at least $670,000 (or such amount which, if annualized. would equal at least $670,000). If, in any such period,
 Licensee does not meet these minimum sales requirements, it shall pay Licensor an amount equal to 15% of the minimum Gross Sales requirements for such period and this Agreement shall remain in full force and effect. Such payment shall be payable in cash or certified check within ten (10) days of the end of such period, and shall be in addition to any other payments due Licenso~ under this Agreement.
If, at any time during the term of this Agreement, Licensee does not meet its minimum GrossSales requirements and elects not to pay an amount equal to 15% of the minimum Gross Sales requirements for such period, this Agreement shall terminate and Licensee shall have no further obligations to Licensor hereunder except for those obligations set forth in Section 3.3 hereof.

	5.	Initial Payment

	Upon execution of this Agreement, Licensee shall pay Licensor an initial non-refundable payment in the amount of
 $20,000 in cash or certified check.

	6.	Royalties

	6.1	In consideration of the grant of
the License to Licensee by Licensor, Licensee hereby agrees to pay to Licensor a royalty equal to 15% of Licensee's Gross Sales of the Product.
136:
		        -4-


	6.2	The first royalty payment shall be
made by Licensee to Licensor on September   30, 1 998 and the
remaining royalty payments shall be paid quarterly. Licensee shall deliver Licensor with each royalty payment due hereunder an analysis of the gross sales and any [illegible] on which the royalty payment was computed.

	6.3	Licensor and its designated representatives
 shall have the right, at any time the term of this Agreement and until a period of ninety (90) days following the payment of the last royalty payment required to be paid hereunder, to inspect and audit the books and recoida of Licensee for the purpose of confirming the amount of Gross Sales received by the Licenset Such inspections and audits, if any, shall be conducted during Licensee's regular business hours, and Licensor shall give Licensee notice at least fourteen (14) days before conducting any such inspection or audit. Licensee agrees to cause its management and employees to cooperate w~ih Liccnsor or its representatives during any such inspection or audit and to provide all infornatic to Licensor and its representatives as they may reasonably request.

	7.	Sublicense

	7.1	Licensee shall have the right to sublicense
 any of the rights and licenses granted hereunder, and it is the intent of the parties that sublicenses shall be available to qualified third parties on fair and reasonable terms. During the term of any Sublicense and any extension thereof, Licensee and Licensor shall be compensated as set forth in
Section 7.2 hereof. Sublicenses shall be nonexciusive licenses that are transferable only from Licensee to Licensor. Licensee shall supply
Licensor with a copy of each such sublicense agreement within thirt (30) days of the execution of the sublicense.

	7.2	Licensee shall pay to Licensor fifty
percent (50%) of any and all "net income" received by Licensee from sublicensing. Such payments shall be in cash or certified check and shall be made to Licensor quarterly as provided in Section 6.2 of this Agreement. Licensee shall deliver to Licensor with each sublicense payment due hereunder an analysis of the sublicense fees and other payments collected by Licensee.
For purposes of this Section 7.2, "net income" shall mean all revenues received by Licensee from sublicensing minus Licensee's reasonable expenses incurred to obtain and maintain the sublicense, which such expenses shall pot exceed 5% of all income received by Licensee from sublicensing. Upon Licensor's request, Licensee shall provide documentation of expenses incurred to obtain and maintain the [illegible]

	7.3	If this Agreement becomes nonexclusive
 or if it is terminated for any reason, during the term of any sublicense, Licensee shall continue to comply with Section 7.2 hereof with respect to such sublicense and shall continue to collect the appropriate sublicense payment
 and to remit 50% of said payments to Licensor pursuant to Section 7.2 hereof, but Licensees no longer have the authority to sublicense as set forth in Section 7.1 hereof.

	8.	~presentations and Warranties of Licensor

	8.1	That it is a corporation duly formed, validly
existing and in good standing under the laws of the State of New York except as set forth on Schedule 8.1 attached hereto.

	8.2	That it has proper authority to enter into and
carry out the terms, conditions and covenants contained in this Agreement and all schedules and attachments hereto.

	8.3	That it has the exclusive right to enter into
this Agreement and to license all related to the Patents and the Product to Licensee as provided herein.

	8.4	That its execution and delivery and performance
 of this Agreement will not infringe or encroach upon the rights of others.

	8.5	That this Agreement constitutes its valid
and binding obligation enforceable iii accordance with its terms.

	8.6	That it is not subject to or bound by any
agreement.,judgment, order or decree of any court or governmental agency which would prevent, hinder or delay the execution and performance of this Agreement.

	8.7	That to its knowledge no person or entity
 has or can rightfully claim any interest in the Patents or Product except Licensor and Licensee.

	8.8	That it is not aware of any fact that would
 have an adverse effect on the Patents, the Product or Licensee's ability to sell and market the Product.

	8.9	That Schedule 8.9 attached hereto and
incorporated herein by reference contains the name, address and contact person of each party that Licensor has contacted relating to the Patents and the Product arid a summary of the status of Licensor's discussion with that particular party.

	9.	Indemnification and Covenant

	9.1	each party to this Agreement shall be fully
 responsible for and shall defend, indemnify and hold the other party harmless from and against any and all losses, costs, expenses (including, without limitation, reasonable attorneys' fees), damages, liabilities or claims arising out of or in connection with any claim by any third party arising out of the other party's use of the Licensed Technology, whether such claim or expense is based on warranty, contract, tort (including negligence), any theory of strict liability, or otherwise.

	9,2 Licensor shall pay and be solely responsible for
the New York State corporate
	income taxes	listed on Schedule 8.1 attached hereto.	-
	10.	Title

	During and after the term of this Agreement, the Licensed Technology shall remain the property of Licensor. All use of the Licensed Technology by Licensee shall inure to the benefit of Licensor. During the term of this Agreement, Licensor shall maintain the Patents.

	11.	Maintenance of Quality Standards

	To protect and preserve the strength of the Licensed
Technology and related goodwill, Licensee agrees that: (a) it will sell only products which are of comparable or better quality than those sold by Licensee immediately prior to the date hereof, (b) all products will be macic in compliance with all applicable foreign, federal, state, and local laws, rules, and regulations in effect where the Product is sold (collectively, "Laws"), (c) all products will be made consistent with the normal manufacturing practices of Licensee prior to the date hereof, (d) Licensee establish, and at all times comply with, quality control provisions and instructions at least equal to those followed by Licensee immediately prior to the date hereof, and (e) authorized employees or agents of Licensor shall have the right, during regular business hours and with at least forty eight (48) hours prior notice, to inspect the plants, facilities and business records of Licenser relating to the Licensed Technology, provided they do not interfere with Licensee's operations.

	12.	Infringemen~

	Licensee acknowledges Licensor's ownership of all rights in the Licensed Technology. The parties to this Agreement shall promptly advise each other of arty known or suspected infringements or improper use of the Licensed Technology or acts considered to be acts of unf~~ir competition. Licensee shall not institute or prosecute any proceeding or litigation respecting such matters. Licensee shall join with and cooperate with Licensor upon its request in any proceeding or litigation for protection of the Licensed Technology and the goodwill related thereto. Licensor shall provide Licensee with all information relating to any action investigated commenced or defended. So long as Licensor is financially able to do so, it shall take any arid all action to protect the Licensed Technology. The expenses of such proceedings shall be borne by Licensor. In the event that Licensor is not financially able to take such action, Licensee maY take any and all action to protect the Licensed Technology and may deduct the reasonable expcnses of such proceedings from the royalties owed to Licensor pursuant to Section 6 hereof.
Notwithstanding anything herein to the contrary, approval by Licensor of the display of the Licensed Technology on or in connection with equipment, property or the products used or produced by Licensee shall not constitute a warranty of merchantability or fitness for a particular purpose and Licensor shall not be liable for any defect or deficiency in any such equipment, property or products, nor for any infringement of any proprietary right. Any settlement proceeds received by Licensee or. Licensor as a result of the settlement of an infringement or improper use claim with respect to any third party shall be the property of Licensee subject to Licensee's royalty obligation hereunder.

	13.	Insurance

	Licensee shall carry at all times during the term of this Agreement, for the benefit of itself and Licensor, general liability insurance, including product liability insurance,on operations in such amounts and with an insurer as are comparable to insurance carried by Licensee immediately prior to the date hereof.

	14.	Confidential Information

	Licensee acknowledges that the Proprietary Information is confidential and, among other things, represents important trade secrets of Licensor. All disclosures of the Proprietary Information by
 Licensor to Licensee, its agents and employees shall be held in strict confidence by Licensee, its agents and employees, and Licensee shall disclose the Proprietary Information only to those of its agents and employees to who it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Licensee shall not use the Proprietary Information except for the purposes of exercising its rights and carrying out its duties hereunder. The provisions of this
Section 14 shall also apply to (i) any consultants or subcontractors that the Licensee may engage in connection with its obligations under this Agreement and (ii) any parties to whom Licensee sublicenses.

	15.	Miscellaneous

	15.1	The parties agree that this Agreement
 imposes personal obligations on Licensee, Except for the right to subhicense as set forth in Section 7 hereof, Licensee shall not assign any rights under this
 Agreement not specifically transferable by its terms without the written consent of Licensor, which consent shall not be unreasonably withheld. Licenser may assign its rights here under.

	15.2	This Agreement shall be binding upon
and inure to the benefit of the parties and their respective successors and permitted assigns, If for any reason Licensee is sold, merged, consolidated or otherwise reorganized with or into any other person or entity (the "Successor"), with the consent of Licensor required hereunder, the Gross Sales of the Successor relating to tiic business contemplated by this Agreement as conducted by Licensee immediately prior to acquisition by the Successor, as such business shall thereafter be modified by the Successor, shall constitute the Gross Sales upon which (i) the minimum sales requirement under Section 4 shall be based and (ii) the royalties under Section 6 hereof shall be computed.

	15.3	This Agreement constitutes the complete
agreement of the parties and supercedes any prior agreement or understanding, written or oral, concerning the subject matter covered hereby. This Agreement may be modified or amended only in writing signed by both parties.

	15.4	In the event of litigation to enforce or defend
 enforcement of this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date urn set forth above.

LICENSOR:

design Wright Products, Inc.


By:_______________
Dennis E. Wright, Sr., President



LICENSEE:

Ram-Sin Product Development, Inc.


By:
Russel Sinacore, President












-

	IN WITNESS WHEREOF~ the parties have executed this Agreement as of the date firn set forth above.

LICENSOR:

designWrighi Products, Inc.


By:___________________
Dennts E. Wright, Si,, President



LICENSEE:

Ram-Sin Product Development, Inc

295:    By:
_________________________
Russel Sinacore, President













311:



-8-



	IN WITNESS WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LICENSOR:

designWright. Products, Inc.



Dennis E. Wright. $ ., Pt~ident



LICENSEE:

Ram-Sin Product Develop2.~nt, Inc


By:__
Russell Sinacori, President
RI 5~359.4	4O~JOOOOOJ